Exhibit 7.1

January 27, 2017	RSM US LLP 1S Wacker Drive Suite 800 Chicago, IL 60606 T +1312 634 3400 F +1312 634 3410 www.rsmus.com

VIA E-MAIL & U.S. MAIL

Audit Committee

Power Solutions International, Inc.

201 Mittel Drive

Wood Dale, Illinois 60191

Ladies and Gentlemen:

By letter dated July 16, 2016 and accepted by Power Solutions International, Inc. (the “Company”) on July 27, 2016, and as supplemented by the letter dated September 29, 2016 and accepted by the Company on October 6, 2016 (the “audit arrangement letters”), we were engaged to audit the Company’s consolidated financial statements and internal control over financial reporting for the year ended December 31, 2016. Separately, by letter dated April 14, 2016 and accepted by the Company on April 28, 2016, we were engaged to perform interim reviews for the periods ended March 31, June 30 and September 30, 2016 (collectively, with the “audit arrangement letters,” the “arrangement letters”). As you are aware, we issued our reports on the 2014 and 2015 consolidated financial statements and internal control over financial reporting on March 13, 2015, and February 26, 2016, respectively. As of the date of this letter, we have not completed our interim reviews for the quarters ended June 30 and September 30, 2016. Additionally, we have not completed the audit procedures on the 2016 financial statements and have not issued any reports in connection with the 2016 engagement.

Based on the information provided by the Audit Committee resulting from its independent investigation, we have concluded that there are material weaknesses in the Company’s internal control over revenue recognition and, more broadly, in its overall control environment. Furthermore, we have concluded that, in our professional judgment, we can no longer rely on management representations. Accordingly, pursuant to the terms of the arrangement letters, we hereby resign as the Company’s independent registered public accounting firm. We also hereby recall our February 26, 2016 reports on the Company’s 2015 financial statements and internal control over financial reporting and our March 13, 2015 reports on the Company’s 2014 financial statements and internal control over financial reporting. We also revoke our consents to incorporate these reports by reference in any and all registration statements or other public filings.

Finally, we are providing notice pursuant to Item 4.02(b) of Form 8-K that the Company should disclose that no reliance should be placed upon (i) the Report of Independent Registered Public Accounting Firm dated March 13, 2015 relating to the Company’s consolidated financial statements for the year ended December 31, 2014, and (ii) the completed interim review for the period ended March 31, 2015.

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Audit Committee

Power Solutions International, Inc.

January 27, 2017

Sincerely,

/s/ RSM US LLP

RSM US LLP

cc:	Gary Winemaster, Chief Executive Officer

Michael Lewis, Chief Financial Officer